EXHIBIT 99.1

Contact: Heather Ashworth Octel Corp. Investor Relations 011-44-161-498-8889	Kelly Tapkas/Victoria Hofstad Citigate Financial Intelligence 1-201-499-3500

Octel Corp. completes acquisition of Octel Starreon LLC

NEWARK, DELAWARE, July 9, 2004 — Octel Corp. (NYSE: OTL) today confirmed the completion of the acquisition announced in April of the remaining 50% of the Octel Starreon joint venture for a purchase price of $43 million.

Previously a 50:50 joint venture established in 1999, Octel Starreon LLC is headquartered in Denver, Colorado and is a key player in the fuel additives market in the USA.

Commenting on the acquisition, Dennis Kerrison, President and Chief Executive Officer of Octel Corp., said, “The acquisition of the remaining interest in Octel Starreon has always been a natural extension of our strategy. This will give us the freedom to grow and develop our Petroleum Specialties business and will allow us to handle our global accounts in a seamless way. The business is very solid with potentially significant growth and we are fortunate to retain a strong management team.”

Results for the joint venture were previously fully consolidated in Octel Corp. with the contributions dividended out to the members of the LLC. Proforma contribution for the 50% interest in 2004 would have been expected to be around $4.1 million. Octel will be looking to reinvest cash generated in accordance with the company’s stated investment strategy.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product — tetraethyl lead (TEL) in gasoline — through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations, that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.